Exhibit No. 99
CONTACT: REGIS CORPORATION: Paul Dunn – VP, Finance and Investor
Relations, 952-947-7915

For Immediate Release

REGIS REPORTS THIRD QUARTER 2017 RESULTS

MINNEAPOLIS, May 4, 2017 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its third fiscal quarter ended March 31, 2017 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•	Sales of $412.6 million, a decline of $30.0 million. Same-store sales decreased 2.9% with same-store service sales decreasing 2.9% and same-store product sales decreasing 3.0%.

◦	The Company estimates the shift of Easter from March of last year to April of this year negatively impacted same-store sales by approximately 50 basis points during the quarter.

◦	Same-store sales for Value concepts (excluding MasterCuts) declined 1.7%.

▪	1.2% decrease after adjusting for the Easter shift.

◦	Same-store sales for mall concepts (Premium and MasterCuts) declined 6.1%.

▪	5.5% decrease after adjusting for the Easter shift.

•	Operating loss of $12.8 million compared to a gain of $5.6 million in the prior year quarter.

◦	Current year operating loss includes severance and other discrete items totaling $10.2 million.

◦	Operating loss, as adjusted, of $2.6 million compared to a gain of $4.8 million in the prior year quarter.

•	Net loss of $18.5 million or $0.40 per diluted share.

◦	Includes ($0.22) per diluted share unfavorable impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA, as adjusted, of $14.8 million compared to $22.9 million in the prior year quarter.

◦	Decrease of ($4.6) million from same-store sales declines.

◦
Decrease of ($3.5) million mainly from minimum wage and inflation, lower stylist productivity, lapping certain benefits in the prior year quarter, royalties and fees, and planned strategic investments, partly offset by cost savings, lower incentive compensation and reduced salon counts.

•	Diluted EPS, as adjusted, was ($0.18) compared to ($0.06) in the prior year quarter.

◦
Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, declined $0.11 per share compared to the prior year period. Primary drivers of this decrease were the EBITDA impacts listed above.

Hugh Sawyer, President and Chief Executive Officer, commented, “Regis is a great company with strong brands and a talented group of stylists, managers and professionals. Given the inherent strength of our core assets, our financial results have been disappointing. I look forward to working with the Regis team to accelerate the growth of our franchise business while addressing performance improvement opportunities in our Company-owned salons.”
Mr. Sawyer also provided an update on the Company’s strategic and operational initiatives. “We are in the process of finalizing and implementing an operationally-focused 120-day turnaround plan designed to improve the results of our Company-owned salons. Our near-term objective is to stabilize performance and establish a platform for longer-term revenue and earnings growth in these Company salons. Given certain execution factors, I am not yet at a point where I can share the details. However, the core components are focused on improving our guests’ experience, better managing variable salon labor and disinvesting in certain programming that does not create value. Last week, a number of key executives within our organization were redeployed to these value-creating initiatives.
“At the same time, we are making thoughtful decisions to accelerate the growth of our franchise business, including the promotion of Eric Bakken to President of our Franchise business. This strategic initiative is intended to facilitate an ongoing multi-year transformation of our operating platform that balances our commitment to high-performing Company salons while enabling strategic optionality. In the third quarter, we reached agreements to sell nearly 200 Company-owned SmartStyle salons to franchisees and expect the bulk of these refranchise agreements will close in the first quarter of fiscal 2018. Selling these non-core salons is expected to improve our results as they produced negative four-wall cash flow over the last twelve months. Moreover, these actions will generate sales proceeds, franchise fees and ongoing royalty revenue for the Company.
“In closing, I am delighted to join the Regis team. It is a privilege to serve our stakeholders and I am committed to building a championship team for our shareholders, salon guests, employees and franchise partners. At Regis, we intend to play the game to win.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,		Fiscal Years Ended June 30,
	2017	2016	2017	2016	2016	2015
	(Dollars in millions)
Revenue	$412.6	$442.6	$1,267.7	$1,343.2	$1,790.9	$1,837.3

Revenue decline %	(6.8)	(2.5)	(5.6)	(2.3)	(2.5)	(2.9)

Same-Store Sales %	(2.9)	(0.4)	(2.5)	0.8	0.2	(0.3)
Same-Store Average Ticket % Change	2.8	2.6	3.3	2.9	3.1	1.6
Same-Store Guest Count % Change	(5.7)	(3.0)	(5.8)	(2.1)	(2.9)	(1.9)

Cost of Service and Product %, U.S. GAAP reported and as adjusted (1)	62.0	60.4	61.2	60.2	60.1	59.3
Cost of Service %, U.S. GAAP reported and as adjusted (1)	65.1	63.1	64.1	63.0	62.7	61.8
Cost of Product %, U.S. GAAP reported and as adjusted (1)	49.9	49.6	50.3	50.0	49.9	49.7

Site operating expense as % of total revenues, U.S. GAAP reported	9.8	9.7	10.0	10.3	10.2	10.5
Site operating expense as % of total revenues, as adjusted	9.8	9.7	10.0	10.3	10.2	10.6

General and administrative as % of total revenues, U.S. GAAP reported	12.1	9.6	10.3	10.0	9.9	10.1
General and administrative as % of total revenues, as adjusted	9.6	9.8	9.5	9.9	9.9	10.1

Operating (loss) income as % of total revenues, U.S. GAAP reported	(3.1)	1.3	(0.5)	0.5	1.0	0.2
Operating (loss) income as % of total revenues, as adjusted	(0.6)	1.1	0.4	0.6	1.0	0.1

EBITDA	4.6	23.6	45.4	47.1	74.5	73.8
EBITDA, as adjusted	14.8	22.9	56.3	63.2	90.3	86.5
____________________________________

(1)     Excludes depreciation and amortization.

Third Quarter Results:
Prior year adjusted results have been recast to exclude the prior year self-insurance reserve adjustment of $0.4 million.
Same-Store Sales. Same-store sales decreased 2.9% compared to the prior year quarter. Management estimates the shift of Easter, from March of last year to April of this year, negatively impacted same-store sales by approximately 50 basis points during the third quarter of the current year, and expects this impact to reverse in the upcoming fourth quarter.
Revenues. Revenue in the quarter of $412.6 million declined $30.0 million, or 6.8%, compared to the prior year quarter. Same-store sales decreased 2.9% compared to the prior year quarter. The remaining 390 basis point, or $18.3 million decline in revenue, compared to the prior year quarter was primarily due to the closing of unprofitable salons, unfavorable calendar shifts and foreign currency.
Service revenue was $319.5 million, a $24.6 million, or 7.1% decrease, compared to the prior year quarter. Same-store service sales decreased 2.9%, driven by a decline in same-store guest visits of 5.5%, partly offset by an increase in average ticket price of 2.6%. The remaining 420 basis point, or $15.2 million, decline in service revenues compared to the prior year quarter was primarily due to the closing of unprofitable salons, unfavorable calendar shifts and foreign currency.
Product revenue was $81.5 million, a decrease of $5.2 million, or 6.0%, compared to the prior year quarter. Product same-store sales for the quarter decreased 3.0%, driven by a decrease in same-store transactions of 5.3%, partly offset by an increase in average ticket price of 2.3%. The remaining 300 basis point, or $3.0 million, decline in product revenues compared to the prior year quarter was primarily due to the closing of unprofitable salons, unfavorable calendar shifts and foreign currency.
Royalties and fees were $11.6 million. Royalties increased 0.4% driven primarily by increased franchise salon counts. This increase was offset by a higher level of franchise termination fees in the prior year quarter and lower initial franchise fees. While the number of new salons opened in the quarter was flat to last year, the mix of franchisees opening salons in the quarter shifted to existing franchisees, who pay lower fees for opening additional salons.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 160 basis points to 62.0% when compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter increased 200 basis points versus the prior year quarter, to 65.1%. The primary drivers were lower stylist productivity, state minimum wage and other inflation increases, and higher credit card fees as the prior year benefited from a rebate, partly offset by lower salon-level incentives.
Cost of product as a percent of product revenues was 49.9%. The increase of 30 basis points when compared to the prior year quarter was mainly due to inventory write-offs associated with salon closures.
Site Operating Expenses. Site operating expenses of $40.3 million decreased $2.6 million compared to the prior year quarter. This was primarily driven by a net reduction of 381 salons and cost savings, partly offset by a favorable self-insurance reserve adjustment in the prior year quarter.

General and Administrative. General and administrative expenses of $49.8 million increased $7.2 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior year quarters, general and administrative expenses decreased $3.8 million. The decrease was a result of lower incentive compensation, partly offset by planned strategic investments in technical training.
Rent. Rent expense of $69.8 million decreased $4.6 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 381 salons and foreign exchange, partly offset by rent inflation.
Depreciation and Amortization. Depreciation and amortization was $17.0 million, which was flat compared to the prior year quarter. Year-over-year decreases due to a net reduction of 381 salons were offset by an increase in non-cash salon fixed asset impairments.
Income Taxes. During the three months ended March 31, 2017 and 2016, the Company recognized tax expense of $3.9 and $6.3 million, respectively, at effective tax rates of (26.5%) and 149.2%, respectively.
The recorded tax provision and effective tax rates for the three months ended March 31, 2017 and 2016 were different than what would normally be expected primarily due to the impact of the deferred tax valuation allowance. The majority of the tax provision related to a non-cash tax expense for tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. Income tax expense for the three and nine months ended March 31, 2017 included non-cash tax expense of $3.1 million and $6.4 million, respectively, related to this matter. This non-cash impact will continue as long as the Company has a valuation allowance in place against most of its deferred tax assets and is expected to approximate $7.7 million of expense for the year ending June 30, 2017.
EBITDA, as Adjusted. EBITDA, as adjusted, was $14.8 million, a decline of $8.1 million compared to EBITDA, as adjusted, in the prior year quarter.
Discrete Items. Discrete items for the current quarter totaled $10.2 million of expense, comprised of the following items:
Expense:

•	Severance of $7.9 million

•	Legal settlements of $1.4 million

•	Professional fees of $1.0 million
Income:

•	Gain on life insurance proceeds of $0.1 million

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing third quarter results today, May 4, 2017, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (877) 548-7906 and entering access code 7540672. A replay of the presentation will be available later in the day. The replay phone number is (888) 203-1112, access code 7540672.

About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of March 31, 2017, the Company owned, franchised or held ownership interests in 9,217 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to evolve and execute our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; our ability to sell company-owned salons to franchisees; performance of our franchisees; changes in regulatory and statutory laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; changes in tax exposure; the effect of changes to healthcare laws; reliance on management information systems; financial performance of Empire Education Group; reliance on external vendors; consumer shopping trends and changes in manufacturer distribution channels; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share data)

	March 31, 2017 (Unaudited)	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$168,689	$147,346
Receivables, net	22,893	24,691
Inventories	127,307	134,212
Other current assets	48,402	51,765
Total current assets	367,291	358,014

Property and equipment, net	155,689	183,321
Goodwill	416,140	417,393
Other intangibles, net	14,027	15,185
Other assets	62,182	62,019

Total assets	$1,015,329	$1,035,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,171	$59,884
Accrued expenses	130,050	135,431
Total current liabilities	183,221	195,315

Long-term debt, net	120,351	119,606
Other noncurrent liabilities	206,228	201,610
Total liabilities	509,800	516,531
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 46,305,679 and 46,154,410 common shares at March 31, 2017 and June 30, 2016, respectively	2,315	2,308
Additional paid-in capital	215,610	207,475
Accumulated other comprehensive income	456	5,068
Retained earnings	287,148	304,550

Total shareholders’ equity	505,529	519,401

Total liabilities and shareholders’ equity	$1,015,329	$1,035,932

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenues:
Service	$319,470	$344,063	$978,222	$1,034,751
Product	81,497	86,722	254,395	272,977
Royalties and fees	11,636	11,780	35,071	35,434
	412,603	442,565	1,267,688	1,343,162
Operating expenses:
Cost of service	207,816	217,046	626,690	651,486
Cost of product	40,693	43,000	127,902	136,420
Site operating expenses	40,339	42,912	126,981	138,145
General and administrative	49,783	42,606	130,780	134,554
Rent	69,758	74,388	212,278	223,666
Depreciation and amortization	16,998	16,992	48,973	51,877
Total operating expenses	425,387	436,944	1,273,604	1,336,148

Operating (loss) income	(12,784)	5,621	(5,916)	7,014

Other (expense) income:
Interest expense	(2,156)	(2,405)	(6,526)	(7,141)
Interest income and other, net	393	1,017	2,416	2,958

(Loss) income before income taxes and equity in loss of affiliated companies	(14,547)	4,233	(10,026)	2,831

Income tax expense	(3,858)	(6,317)	(7,317)	(4,926)
Equity in loss of affiliated companies, net of income taxes	(50)	—	(50)	(14,783)

Net loss	$(18,455)	$(2,084)	$(17,393)	$(16,878)

Net loss per share:
Basic and diluted	$(0.40)	$(0.04)	$(0.38)	$(0.34)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	46,360	46,991	46,304	49,287

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net loss	$(18,455)	$(2,084)	$(17,393)	$(16,878)
Other comprehensive income (loss):
Foreign currency translation adjustments	248	1,806	(4,590)	(4,801)
Recognition of deferred compensation	(22)	—	(22)	—
Other comprehensive income (loss)	226	1,806	(4,612)	(4,801)
Comprehensive loss	$(18,229)	$(278)	$(22,005)	$(21,679)

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Nine Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(17,393)	$(16,878)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,351	44,261
Equity in loss of affiliated companies	50	14,783
Deferred income taxes	6,419	3,607
Gain from sale of salon assets, net	(53)	(827)
Salon asset impairments	7,622	7,616
Stock-based compensation	9,498	7,492
Amortization of debt discount and financing costs	1,054	1,249
Other non-cash items affecting earnings	150	195
Changes in operating assets and liabilities, excluding the effects of asset sales	(1,884)	(21,908)
Net cash provided by operating activities	46,814	39,590

Cash flows from investing activities:
Capital expenditures	(25,420)	(22,689)
Proceeds from sale of assets	594	1,472
Change in restricted cash	999	6,985
Proceeds from company-owned life insurance policies	876	2,948
Net cash used in investing activities	(22,951)	(11,284)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	—	(2)
Repurchase of common stock	—	(97,033)
Purchase of noncontrolling interest	—	(684)
Employee taxes paid for shares withheld	(1,228)	(698)
Settlement of equity awards	(440)	—
Net cash used in financing activities	(1,668)	(98,417)

Effect of exchange rate changes on cash and cash equivalents	(852)	(1,037)

Increase (decrease) in cash and cash equivalents	21,343	(71,148)

Cash and cash equivalents:
Beginning of period	147,346	212,279
End of period	$168,689	$141,131

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SAME-STORE SALES (1):

	For the Three Months Ended
	March 31, 2017			March 31, 2016

	Service	Retail	Total	Service	Retail	Total
SmartStyle	(1.9)	(0.7)	(1.5)	2.8	(0.7)	1.7
Supercuts	(0.5)	(6.3)	(1.0)	2.9	2.9	2.9
MasterCuts	(4.2)	(2.1)	(3.9)	(4.9)	(8.8)	(5.6)
Other Value	(2.9)	0.8	(2.5)	1.0	(3.4)	0.5
North American Value	(2.0)%	(1.2)%	(1.9)%	1.6%	(1.4)%	1.0%

North American Premium	(6.7)%	(8.5)%	(7.0)%	(4.9)%	(12.2)%	(6.2)%

International	(6.1)%	(14.5)%	(8.6)%	(0.8)%	(5.5)%	(2.2)%

Consolidated	(2.9)%	(3.0)%	(2.9)%	0.3%	(3.5)%	(0.4)%

	For the Nine Months Ended
	March 31, 2017			March 31, 2016

	Service	Retail	Total	Service	Retail	Total
SmartStyle	(1.0)	(1.8)	(1.2)	3.7	4.5	4.0
Supercuts	0.1	(4.9)	(0.4)	2.1	8.1	2.7
MasterCuts	(4.4)	(5.1)	(4.5)	(4.2)	(2.1)	(3.8)
Other Value	(2.1)	(1.7)	(2.1)	—	3.5	0.4
North American Value	(1.4)%	(2.4)%	(1.6)%	1.4%	4.2%	1.9%

North American Premium	(5.6)%	(10.1)%	(6.4)%	(3.1)%	(4.8)%	(3.4)%

International	(3.9)%	(11.1)%	(5.9)%	(0.5)%	(4.5)%	(1.6)%

Consolidated	(2.2)%	(4.0)%	(2.5)%	0.5%	2.0%	0.8%
____________________________________

(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	March 31, 2017	June 30, 2016
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,711	2,683
Supercuts	1,007	1,053
MasterCuts	361	430
Other Value	1,509	1,604
Regis salons	586	694
Total North American Salons (1)	6,174	6,464
Total International Salons (2)	301	328
Total Company-owned Salons	6,475	6,792

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	120	125
Supercuts	1,655	1,579
Other Value	775	792
Total North American Salons (1)	2,550	2,496
Total International Salons (2)	11	—
Total Franchise Salons	2,561	2,496

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	181	195

Grand Total, System-wide	9,217	9,483
____________________________________

(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating (loss) income, net loss, net loss per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and nine months ended March 31, 2017 and 2016:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Severance expense for former executive officers.

•	Expense associated with legal settlements.

•	Professional fees.

•	Gain on life insurance proceeds.

•	Expense associated with legal cases.

•	Expenses associated with financing arrangements.

•	Other than temporary impairment associated with our investment in Empire Education Group (EEG).

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP general and administrative, operating (loss) income and net loss to equivalent non-GAAP measures
		Three Months Ended March 31,		Nine Months Ended March 31,
	U.S. GAAP financial line item	2017	2016	2017	2016
U.S. GAAP revenue		$412,603	$442,565	$1,267,688	$1,343,162

U.S. GAAP general and administrative		$49,783	$42,606	$130,780	$134,554

Non-GAAP operating adjustments (1):
Severance	General and administrative	(7,854)	—	(7,854)	—
Legal settlements	General and administrative	(1,405)	—	(1,405)	—
Professional fees	General and administrative	(1,037)	(25)	(1,710)	(145)
Gain on life insurance proceeds	General and administrative	100	1,220	100	1,220
Legal fees	General and administrative	—	(419)	—	(1,582)
Financing arrangements expense	General and administrative	—	(5)	—	(801)
Total non-GAAP operating adjustments		(10,196)	771	(10,869)	(1,308)
Non GAAP general and administrative		$39,587	$43,377	$119,911	$133,246

U.S. GAAP operating (loss) income		$(12,784)	$5,621	$(5,916)	$7,014

Non-GAAP operating adjustments		10,196	(771)	10,869	1,308
Non-GAAP operating (loss) income (2)		$(2,588)	$4,850	$4,953	$8,322

U.S. GAAP net loss		$(18,455)	$(2,084)	$(17,393)	$(16,878)

Non-GAAP net loss adjustments:
Non-GAAP operating adjustments		10,196	(771)	10,869	1,308
Financing arrangements expense	Interest expense	—	164	—	164
EEG impairment	Equity in loss of affiliated companies, net of taxes	—	—	—	12,954
Total non-GAAP net loss adjustments		10,196	(607)	10,869	14,426
Non-GAAP net loss		$(8,259)	$(2,691)	$(6,524)	$(2,452)
____________________________________
Notes:

(1)	As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(2)
Adjusted operating margins for the three months ended March 31, 2017, and 2016, were (0.6%) and 1.1%, respectively, and were 0.4% and 0.6% for the nine months ended March 31, 2017 and 2016, respectively, and are calculated as non-GAAP operating (loss) income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net loss per diluted share
	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
U.S. GAAP net loss per diluted share (1)	$(0.398)	$(0.044)	$(0.376)	$(0.342)
Severance	0.169	—	0.170	—
Legal settlements	0.030	—	0.030	—
Professional fees	0.022	0.001	0.037	0.003
Gain on life insurance proceeds	(0.002)	(0.026)	(0.002)	(0.025)
Legal fees	—	0.009	—	0.032
Financing arrangements expense	—	0.004	—	0.020
EEG impairment	—	—	—	0.263
Non-GAAP net loss per diluted share (2)	$(0.178)	$(0.057)	$(0.141)	$(0.050)

U.S. GAAP Weighted average shares - basic and diluted	46,360	46,991	46,304	49,287
____________________________________
Notes:

(1)
For the three months ended March 31, 2017, the $3.9 million income tax expense includes $3.1 million of non-cash tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. For the nine months ended March 31, 2017, the $7.3 million income tax expense includes $6.4 million of non-cash tax benefits on certain indefinite-lived assets. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended March 31, 2017, the Company evaluated GAAP diluted EPS with and without the presence of the valuation allowance and calculated an impact of $0.22. Diluted EPS, as adjusted, without the presence of the valuation allowance, was $(0.03) and $0.08 for the three months ended March 31, 2017 and 2016, respectively, representing a decrease of $0.11 per diluted share. As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(2)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in loss of affiliated companies, and identified items impacting comparability for each respective period. For the three and nine months ended March 31, 2017 and 2016, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items is already included in the U.S. GAAP reported net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the impairment on the Company's investment in EEG is already included by excluding the impact of the Company’s equity in loss of affiliated companies, net of taxes, as reported.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Consolidated reported net loss, as reported (U.S. GAAP)	$(18,455)	$(2,084)	$(17,393)	$(16,878)
Interest expense, as reported	2,156	2,405	6,526	7,141
Income taxes, as reported	3,858	6,317	7,317	4,926
Depreciation and amortization, as reported	16,998	16,992	48,973	51,877
EBITDA (as defined above)	$4,557	$23,630	$45,423	$47,066

Equity in loss of affiliated companies, net of income taxes, as reported	50	—	50	14,783
Severance	7,854	—	7,854	—
Legal settlements	1,405	—	1,405	—
Professional fees	1,037	25	1,710	145
Gain on life insurance proceeds	(100)	(1,220)	(100)	(1,220)
Legal fees	—	419	—	1,582
Financing arrangements expense	—	5	—	801
Adjusted EBITDA, non-GAAP financial measure	$14,803	$22,859	$56,342	$63,157

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenue decline, as reported (U.S. GAAP)	(6.8)%	(2.5)%	(5.6)%	(2.3)%
Effect of new stores and conversions	(0.4)	(0.5)	(0.4)	(0.6)
Effect of closed salons	3.9	2.7	3.1	2.8
Foreign currency	0.6	0.7	0.8	1.3
Other	(0.2)	(0.8)	(0.4)	(0.4)
Same-store sales, non-GAAP	(2.9)%	(0.4)%	(2.5)%	0.8%

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